Exhibit 99.1

		Dear Stockholder:

Portfolio by Asset Class 12/31/11 Ind = Industrial MF = Multi-Family 2011 Distribution Sources

The strategic plan that Inland American has implemented over the last several years is starting to produce steadily-improving cash flows.  In 2011, cash flow from our $11 billion diversified portfolio of assets increased over 2010, providing safety and security for our $0.50 per share annualized monthly distribution paid to our stockholders.  During times of economic uncertainty, a consistent distribution is a key component for any investment, and Inland American expects to continue to deliver that consistent distribution.

Although 2011 began with the expectation of a stronger economic recovery, by mid-year we still experienced very slow economic growth.  External factors such as the European debt crisis, political budget battles and high gas prices continued to impact the economic recovery and kept commercial real estate valuations depressed compared to peak levels of five years earlier.  Despite these external factors, Inland American made significant progress on our strategies in 2011:

•      We ended the year with 964 properties totaling 49.3 million square feet, 15,597 hotel rooms and 9,563 multi-family units.

•      Cash flow from operations reached $398 million, up 11.6% over 2010 results.

•      We acquired 10 properties in 2011 for approximately $449 million – three lodging assets consisting of 1,172 rooms and seven multi-tenant retail assets totaling 1.7 million square feet.  These acquisitions contributed to our revenue increase of 11.5% over 2010 results.

in Millions	Cash

•      We strategically refined our portfolio by selling 26 properties valued at $242 million.

•      We successfully refinanced our debt maturities and placed new debt at favorable rates.  We ended 2011 with an average annual interest rate of 5.2%.

•      Same-store revenue increased 3.0% over 2010 to $1.1 billion.  Our lodging and multi-family same-store segments drove the growth with 7.4% and 7.2% increases, respectively.

While we are taking a guarded and optimistic view on the predicted economic growth in 2012, we are confident in the direction and performance of our portfolio and the sustainability of our monthly distributions to our stockholders.  We look forward to updating you on our progress throughout 2012.

	Performance
Cash Flow from Operations	$397.9
Cash from JVs	$34.0
Total	$431.9

Distributions Declared	$429.6
Excess Cash Flow	$2.3

Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of February 2012, paid at an annualized rate equal to $0.50 per share.  This equates to an approximate 7 percent annualized yield on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price, of $7.22.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Fourth Quarter Financial Update Webcast

All stockholders are invited to join us for our 2011 full-year financial update webcast on Tuesday, April 10, 2012 at 2:00 PM CT.  Please register at www.inlandamerican.com.  We encourage all our stockholders to participate and we look forward to answering any questions you may submit.

American Privacy Notice

We consider customer privacy to be fundamental to our relationship with our stockholders.  We take great care to protect your personal information and have developed safeguards to ensure its integrity.  Included in this mailing is a copy of Inland American’s Privacy Policy Notice.  If you have any questions, please contact your financial advisor or Inland Investor Services at 800.826.8228.  As always, we appreciate your investment in Inland American Real Estate Trust, Inc.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

cc: Trustee
Broker Dealer
Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.